PRESS RELEASE

FOR ADDITIONAL INFORMATION:
Investor Relations
David Lim
+1 844-632-1060
IR@univar.com

Media Relations
Michele Mazur
+1 331-777-6187
michele.mazur@univar.com

Univar Reports 2016 Third Quarter Financial Results

Third Quarter 2016 Highlights

•
Reported a net loss of $63.0 million, or ($0.46) per share, due to a pre-tax $137.4 million, or after-tax ($0.63) per share non-cash impairment related charge associated with Univar's upstream oil and gas assets, compared to net income of $12.1 million, or $0.09 per share reported in the prior year third quarter.

•
Adjusted EBITDA was $145.9 million compared to $156.2 million in the prior year third quarter. Canada, EMEA, and Rest of World segments in aggregate grew Adjusted EBITDA 12 percent (14 percent on a currency neutral basis).

•	Gross margin increased 150 basis points to 22 percent. Adjusted EBITDA margin improved 20 basis points to 7.3 percent.

•	Net debt decreased $102 million year to date.

DOWNERS GROVE, Ill. – Nov. 4, 2016 – Univar Inc. (NYSE: UNVR) (“Univar”), a global chemical distributor and provider of value-added services, announced today its financial results for the third quarter ended Sept. 30, 2016.

For the third quarter, Univar reported a net loss of $63.0 million compared to net income of $12.1 million in the prior year, due to a pre-tax $137.4 million impairment related charge, which includes $3.8 million of accelerated depreciation, primarily associated with the write down of certain upstream oil and gas market assets. Univar reported a loss per share of ($0.46), compared to earnings per share of $0.09 in the third quarter of 2015. Earnings per share, excluding the after-tax impact of impairment related charges, was $0.17, an increase of $0.08 from the $0.09 reported in the prior year.

Univar reported net sales of $2.0 billion for the quarter, down $206.6 million or 9.4 percent, and gross profit of $438.1 million, down $12.4 million, or 2.8 percent compared to prior year, largely due to lower demand from the upstream oil and gas market, and a 6.5 percent decline in average selling price. Gross margins of 21.9 percent increased 150 basis points compared to prior year gross margins of 20.4 percent. Univar reported third quarter Adjusted EBITDA of $145.9 million, which was $10.3 million lower than the $156.2 million reported in the third quarter last year.

“Despite the difficult comparison in upstream oil and gas and an overall sluggish economy, our performance in the third quarter was slightly better than expected,” said Steve Newlin, president and chief executive officer. “While we have much work to do, we are starting to see some early signs of execution gains. We are cautiously optimistic that we may be turning a corner towards growth in the coming quarters".

Company Performance

The results of Univar’s operating performance are described below and, unless otherwise indicated, are a comparison of third quarter 2016 results with third quarter 2015 results, including Adjusted EBITDA, which is reconciled to reported net income in the accompanying supplemental financial information.

	(Unaudited)
	Three months ended September 30,
(in millions)	2016	2015	$ change	% change	% change excl. currency

External Net Sales
USA	$1,222.1	$1,364.6	$(142.5)	(10.4)%	(10.4)%
Canada	260.8	290.7	(29.9)	(10.3)%	(13.3)%
EMEA	412.5	433.2	(20.7)	(4.8)%	(3.8)%
Rest of World	104.3	117.8	(13.5)	(11.5)%	(7.3)%
Total Consolidated Net Sales	$1,999.7	$2,206.3	$(206.6)	(9.4)%	(9.4)%

Gross Profit
USA	$269.3	$280.7	$(11.4)	(4.1)%	(4.1)%
Canada	55.6	52.9	2.7	5.1%	4.4%
EMEA	92.8	92.6	0.2	0.2%	1.1%
Rest of World	20.4	24.3	(3.9)	(16.0)%	(13.5)%
Total Consolidated Gross Profit	$438.1	$450.5	$(12.4)	(2.8)%	(2.6)%

Adjusted EBITDA
USA	$90.1	$103.4	$(13.3)	(12.9)%	(12.9)%
Canada	26.0	23.6	2.4	10.2%	8.9%
EMEA	28.5	21.3	7.2	33.8%	39.4%
Rest of World	6.9	9.8	(2.9)	(29.6)%	(28.6)%
Other*	(5.6)	(1.9)	(3.7)	(194.7)%	(194.7)%
Total Consolidated Adjusted EBITDA	$145.9	$156.2	$(10.3)	(6.6)%	(6.0)%
* Other represents unallocated corporate costs that do not directly benefit segments.

Segment Highlights

USA – Net sales for the USA segment decreased 10.4 percent from $1.4 billion to $1.2 billion primarily due to lower sales to the upstream oil and gas market and lower average selling prices resulting from market driven deflationary pressure. Gross profit decreased $11.4 million, or 4.1 percent, to $269.3 million. Gross margin, increased 140 basis points to 22 percent, primarily driven by margin maintenance efforts while experiencing lower average selling prices. Adjusted EBITDA decreased 12.9 percent from $103.4 million to $90.1 million. Adjusted EBITDA margin decreased 20 basis points to 7.4 percent primarily as a result of higher operating expenses as a percentage of sales.

Canada – Net sales for the Canada segment decreased 10.3 percent from $290.7 million to $260.8 million (13.3 percent on a currency neutral basis), primarily driven by lower sales in the Western Canada oil and gas market, as well as several other end markets. This decline was partially offset by the benefit of acquisitions. Gross profit increased 5.1 percent from $52.9 million to $55.6 million (4.4 percent on a currency neutral basis), primarily due to strong results from sales to the Canadian agriculture market and product mix. Gross margin increased 310 basis points to 21.3 percent. Adjusted EBITDA increased 10.2 percent from $23.6 million to $26.0 million. On a currency neutral basis, Adjusted EBITDA increased 8.9 percent. Adjusted EBITDA margin increased 190 basis points to 10.0 percent due to higher gross margins.

EMEA – Net sales for the EMEA segment decreased 4.8 percent from $433.2 million to $412.5 million (3.8 percent on a currency neutral basis), primarily due to lower average selling prices and changes in product mix. Gross profit was essentially equal to the prior year. Gross margin increased 110 basis points to 22.5 percent. Adjusted EBITDA increased 33.8 percent from $21.3 million to $28.5 million (39.4 percent on a currency neutral basis). Adjusted EBITDA margin increased 200 basis points to 6.9 percent, due to higher sales into the pharmaceutical market and lower operating costs resulting from our previous restructuring activities.

Rest of World – Net sales for the Rest of World segment decreased 11.5 percent from $117.8 million to $104.3 million. On a currency neutral basis, sales decreased 7.3 percent primarily due to reductions in sales to the oil and gas market, lower average selling price, and product mix. Gross profit decreased 16.0 percent from $24.3 million to $20.4 million (13.5 percent on a currency neutral basis). Gross margin decreased 100 basis points to 19.6 percent. Adjusted EBITDA decreased 29.6 percent from $9.8 million to $6.9 million. On a currency neutral basis, Adjusted EBITDA decreased 28.6 percent. Adjusted EBITDA margin decreased 170 basis points to 6.6 percent.

Outlook

Despite macroeconomic challenges and lingering oil and gas headwinds, the Company anticipates Adjusted EBITDA for the fourth quarter will be comparable to that of the same period last year. The Company expects fourth quarter Adjusted EBITDA to be between $127 and $132 million compared to the $130 million in Adjusted EBITDA reported in the fourth quarter of 2015. As a result, the Company's full-year Adjusted EBITDA outlook is narrowed from a range of $550 to $565 million to a range of $555 to $560 million.

“We have a clear vision of how to reposition the Company for growth through our key initiatives centered on commercial greatness and operational excellence,” said Newlin. “We can and will make the changes needed to build a foundation for consistent, sustainable earnings growth in any market environment.”

Univar to Host Webcast on Nov. 4 at 8:30 a.m. EDT

The Company will host a webcast with investors to discuss the third-quarter results at 8:30 a.m. EDT on Nov. 4, which can be accessed on the Investor Relations section of its website at http://investor.univar.com. Following the event, an archived version of the webcast and supporting materials will be available on the same website.

Adjusted EBITDA, Adjusted EBITDA margin

The Company monitors the results of its operating segments separately for the purposes of making decisions about resource allocation and performance assessment. The Company evaluates performance on the basis of Adjusted EBITDA, which it defines as its consolidated net income (loss), plus the sum of interest expense, net of interest income, income tax expense (benefit), depreciation, amortization, other operating expenses, net (which primarily consists of pension mark to market adjustments, acquisition and integration related expenses, employee stock-based compensation expense, redundancy and restructuring costs, advisory fees paid to stockholders, and other unusual or non-recurring expenses), impairment charges, loss on extinguishment of debt and other income (expense), net (which consists of gains and losses on foreign currency transactions and undesignated derivative instruments, ineffective portion of cash flow hedges, debt refinancing costs, and other non-operating activity). The Company believes that Adjusted EBITDA is an important indicator of operating performance because:

•	Adjusted EBITDA excludes the effects of income taxes, as well as the effects of financing and investing activities by eliminating the effects of interest, depreciation and amortization expenses;

•	The Company uses Adjusted EBITDA in setting performance incentive targets;

•	The Company considers gains (losses) on the acquisition, disposal and impairment of assets as resulting from investing decisions rather than ongoing operations; and

•
Other significant items, while periodically affecting the Company’s results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects comparability of its results.

•	Adjusted EBITDA margin is Adjusted EBITDA as a percentage of net sales.

Use of Non-GAAP Measures

The Company’s management believes that certain financial measures that do not comply with accounting principles generally accepted in the United States (“GAAP”) provide relevant and meaningful information concerning the ongoing operating results of the Company. Such non-GAAP financial measures are used from time to time herein but should not be viewed as a substitute for GAAP measures of performance. Reconciliations of non-GAAP measures to GAAP are provided in Schedules A,B, C, and D.

About Univar
Founded in 1924, Univar is a global distributor of specialty and basic chemicals from more than 8,000 producers worldwide. Univar operates more than 800 distribution facilities throughout North America, Western Europe, the Asia-Pacific region, and Latin America, supported by a global network of sales and technical professionals. With a broad portfolio of products and value-added services, and deep technical and market expertise, Univar delivers the tailored solutions customers need through one of the most extensive chemical distribution networks in the world. Univar is Chemistry DeliveredSM.

Forward-Looking Statements

This press release includes certain statements relating to future events and our intentions, beliefs, expectations, and predictions for the future which are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this press release is not a guarantee of future events or results, and that actual events or results may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “comfortable with,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

###

Univar Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
(in millions, except per share data)	2016	2015	2016	2015
Net sales	$1,999.7	$2,206.3	$6,261.2	$7,015.5
Cost of goods sold (exclusive of depreciation)	1,561.6	1,755.8	4,947.4	5,636.2
Gross profit	438.1	450.5	1,313.8	1,379.3
Operating expenses:
Outbound freight and handling	76.2	81.4	220.8	247.4
Warehousing, selling and administrative	216.0	212.9	664.8	661.4
Other operating expenses, net	12.1	10.2	29.1	57.3
Depreciation	42.4	34.3	113.9	104.0
Amortization	22.5	22.0	67.8	66.3
Impairment charges	133.9	—	133.9	—
Total operating expenses	503.1	360.8	1,230.3	1,136.4
Operating (loss) income	(65.0)	89.7	83.5	242.9
Other (expense) income:
Interest income	1.1	1.2	3.0	3.9
Interest expense	(40.6)	(40.8)	(123.5)	(169.8)
Loss on extinguishment of debt	—	(4.8)	—	(12.1)
Other expense, net	(3.1)	(25.6)	(10.8)	(30.9)
Total other expense	(42.6)	(70.0)	(131.3)	(208.9)
Income before income taxes	(107.6)	19.7	(47.8)	34.0
Income tax (benefit) expense	(44.6)	7.6	(38.6)	14.6
Net (loss) income	$(63.0)	$12.1	$(9.2)	$19.4
(Loss) Income per common share:
Basic	$(0.46)	$0.09	$(0.07)	$0.17
Diluted	(0.46)	0.09	(0.07)	0.17
Weighted average common shares outstanding:
Basic	137.7	137.6	137.7	113.6
Diluted	137.7	138.4	137.7	114.2

Univar Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

(in millions, except per share data)	September 30, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$267.1	$188.1
Trade accounts receivable, net	1,127.6	1,026.2
Inventories	753.6	803.4
Prepaid expenses and other current assets	152.3	178.6
Total current assets	2,300.6	2,196.3
Property, plant and equipment, net	1,030.6	1,082.5
Goodwill	1,795.9	1,745.1
Intangible assets, net	361.8	518.9
Deferred tax assets	28.1	3.5
Other assets	79.9	66.1
Total assets	$5,596.9	$5,612.4
Liabilities and stockholders’ equity
Current liabilities:
Short-term financing	$26.1	$33.5
Trade accounts payable	890.3	836.0
Current portion of long-term debt	108.0	59.9
Accrued compensation	67.1	62.8
Other accrued expenses	244.5	301.3
Total current liabilities	1,336.0	1,293.5
Long-term debt	2,993.6	3,057.4
Pension and other postretirement benefit liabilities	246.5	251.8
Deferred tax liabilities	24.8	58.0
Other long-term liabilities	133.2	135.0
Commitment and contingencies	—	—
Stockholders’ equity:
Preferred stock, 200.0 million shares authorized at $0.01 par value with no shares issued or outstanding as of September 30, 2016 and December 31, 2015	—	—
Common stock, 2.0 billion shares authorized at $0.01 par value with 138.1 million and 138.0 million shares issued and outstanding at September 30, 2016 and December 31, 2015, respectively	1.4	1.4
Additional paid-in capital	2,236.6	2,224.7
Accumulated deficit	(994.2)	(985.0)
Accumulated other comprehensive loss	(381.0)	(424.4)
Total stockholders’ equity	862.8	816.7
Total liabilities and stockholders’ equity	$5,596.9	$5,612.4

Univar Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
(in millions)	2016	2015	2016	2015
Operating activities:
Net income	$(63.0)	$12.1	$(9.2)	$19.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	64.9	56.3	181.7	170.3
Impairment charges	133.9	—	133.9	—
Amortization of deferred financing fees and debt discount	2.0	2.2	6.0	10.2
Amortization of pension credit from accumulated other comprehensive loss	—	(3.0)	(4.5)	(9.0)
Loss on extinguishment of debt	—	4.8	—	12.1
Deferred income taxes	(53.6)	(5.2)	(57.2)	(7.0)
Stock-based compensation expense	3.6	2.1	7.1	5.5
Other	(0.6)	(0.5)	(1.0)	(1.1)
Changes in operating assets and liabilities:
Trade accounts receivable, net	190.9	150.2	(83.2)	(22.0)
Inventories	41.9	27.6	60.2	35.9
Prepaid expenses and other current assets	2.5	3.2	30.2	1.2
Trade accounts payable	(202.0)	(192.0)	40.8	35.8
Pensions and other postretirement benefit liabilities	(10.6)	(19.3)	(30.8)	(50.3)
Other, net	(0.8)	44.1	(49.8)	(9.8)
Net cash provided by operating activities	109.1	82.6	224.2	191.2
Investing activities:
Purchases of property, plant and equipment	(20.7)	(40.9)	(65.9)	(103.3)
Purchases of businesses, net of cash acquired	—	(32.0)	(54.8)	(50.6)
Proceeds from sale of property, plant and equipment	1.2	1.3	4.1	6.3
Other	0.1	—	(1.6)	(5.5)
Net cash used by investing activities	(19.4)	(71.6)	(118.2)	(153.1)
Financing activities:
Proceeds from sale of common stock	—	(0.5)	—	765.3
Proceeds from issuance of long-term debt	(34.5)	2,806.6	(14.0)	2,806.6
Payments on long-term debt and capital lease obligations	(9.3)	(2,774.8)	(26.6)	(3,537.9)
Short-term financing, net	(5.6)	(4.7)	(11.0)	(15.9)
Financing fees paid	—	(28.7)	—	(28.7)
Other	4.0	(1.7)	5.0	(3.6)
Net cash used by financing activities	(45.4)	(3.8)	(46.6)	(14.2)
Effect of exchange rate changes on cash and cash equivalents	(1.0)	(16.8)	19.6	(42.5)
Net increase (decrease) in cash and cash equivalents	43.3	(9.6)	79.0	(18.6)
Cash and cash equivalents at beginning of period	223.8	197.0	188.1	206.0
Cash and cash equivalents at end of period	$267.1	$187.4	$267.1	$187.4

Schedule A
Reconciliation of Adjusted EBITDA to Reported Net Income
( Unaudited)

(in millions)	USA	Canada	EMEA	Rest of World	Other/ Eliminations	Consolidated
Three Months Ended September 30, 2016
Net sales:
External customers	$1,222.1	$260.8	$412.5	$104.3	$—	$1,999.7
Inter-segment	21.2	2.1	1.1	—	(24.4)	—
Total net sales	1,243.3	262.9	413.6	104.3	(24.4)	1,999.7
Cost of goods sold (exclusive of depreciation)	974.0	207.3	320.8	83.9	(24.4)	1,561.6
Gross profit	269.3	55.6	92.8	20.4	—	438.1
Outbound freight and handling	52.3	9.0	13.1	1.8	—	76.2
Warehousing, selling and administrative	126.9	20.6	51.2	11.7	5.6	216.0
Adjusted EBITDA	$90.1	$26.0	$28.5	$6.9	$(5.6)	$145.9
Other operating expenses, net						12.1
Depreciation						42.4
Amortization						22.5
Impairment charges						133.9
Interest expense, net						39.5
Other expense, net						3.1
Income tax benefit						(44.6)
Net loss						$(63.0)
Total assets	$3,824.4	$1,824.3	$971.9	$232.5	$(1,256.2)	$5,596.9

(in millions)	USA	Canada	EMEA	Rest of World	Other/ Eliminations	Consolidated
Three Months Ended September 30, 2015
Net sales:
External customers	$1,364.6	$290.7	$433.2	$117.8	$—	$2,206.3
Inter-segment	34.4	2.2	1.1	0.1	(37.8)	—
Total net sales	1,399.0	292.9	434.3	117.9	(37.8)	2,206.3
Cost of goods sold (exclusive of depreciation)	1,118.3	240.0	341.7	93.6	(37.8)	1,755.8
Gross profit	280.7	52.9	92.6	24.3	—	450.5
Outbound freight and handling	55.6	9.0	14.6	2.2	—	81.4
Warehousing, selling and administrative	121.7	20.3	56.7	12.3	1.9	212.9
Adjusted EBITDA	$103.4	$23.6	$21.3	$9.8	$(1.9)	$156.2
Other operating expenses, net						10.2
Depreciation						34.3
Amortization						22.0
Interest expense, net						39.6
Loss on extinguishment of debt						4.8
Other expense, net						25.6
Income tax expense						7.6
Net income						$12.1
Total assets (as adjusted*)	$4,274.9	$1,769.1	$1,004.4	$246.0	$(1,474.3)	$5,820.1

Schedule B
Univar Inc.
Other operating expenses, net
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
(in millions)	2016	2015	2016	2015
Acquisition and integration related expenses	$1.2	$2.4	$5.5	$3.8
Stock-based compensation expense	3.6	2.1	7.1	5.5
Restructuring charges	1.8	4.4	8.3	20.6
Advisory fees paid to CVC and CD&R(1)	—	—	—	2.6
Other (2)	5.5	1.3	8.2	24.8
Total other operating expenses, net	$12.1	$10.2	$29.1	$57.3

(1)	Significant stockholders CVC Capital Partners (“CVC”) and Clayton, Dubilier & Rice, LLC (“CD&R”).

(2)
In the three and nine months ended September 30, 2015, other is inclusive of a contract termination fee of $26.2 million related to conclusion of consulting agreements between the Company and CVC and CD&R related to the initial public offering.

Schedule C
Univar Inc.
Other expenses, net
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
(in millions)	2016	2015	2016	2015
Foreign currency transactions	$(0.3)	$(2.8)	$(2.7)	$(1.0)
Foreign currency denominated loans revaluation	(4.4)	(5.2)	(13.7)	1.8
Undesignated foreign currency derivative instruments	(0.2)	0.1	0.8	(4.0)
Undesignated interest rate swap contracts	2.0	(0.2)	4.2	(0.2)
Ineffective portion of cash flow hedges	—	—	—	(0.4)
Loss due to discontinuance of cash flow hedges	—	—	—	(7.5)
Debt refinancing costs	—	(16.5)	—	(16.5)
Other	(0.2)	(1.0)	0.6	(3.1)
Total other expense, net	$(3.1)	$(25.6)	$(10.8)	$(30.9)

Schedule D
Univar Inc.
Full Year Reconciliation of GAAP Net Income to Adjusted EBITDA
(Unaudited)

	Year ended December 31
(in millions)	2016 Outlook [1,2]	2015 Actual
Net income	$3.4	$16.5
Impairment charges	133.9	—
Restructuring charges	12.1	33.8
Stock based compensation	10.0	7.5
Acquisition and integration related expenses	8.0	7.1
Other operating expenses	14.5	11.6
Other non-operating items	10.8	4.1
Pension mark to market loss[3]	—	21.1
Pension curtailment and settlement gains	—	(4.0)
Foreign currency transactions	—	0.8
Foreign currency denominated loans revaluation	—	(8.9)
Undesignated foreign currency derivative instruments	—	4.8
Undesignated interest rate swap contracts	—	(2.0)
Ineffective portion of cash flow hedges	—	0.4
Loss due to discontinuance of cash flow hedges	—	7.5
Debt refinancing costs	—	16.5
Loss on extinguishment of debt	—	12.1
Advisory fees to CVC and CD&R	—	2.8
Contract termination fee to CVC and CD&R	—	26.2
Depreciation and amortization	238.2	225.0
Interest expense, net	161.0	207.0
Tax (benefit) expense	(34.4)	10.2
Adjusted EBITDA	$557.5	$600.1

Notes

1 - The above reconciliation is based on the mid point of the Adjusted EBITDA outlook range

2 - The above reconciliation excludes estimates for certain market driven gains losses and fair value measurements as listed below

•	Annual pension mark to market gain/loss (which is primarily driven by changes in interest rates and the performance of financial markets which could change significantly in the fourth quarter)
•Contingent consideration fair value adjustments
•Foreign currency transaction gain/loss
•Foreign currency denominated loan revaluation gain/loss
•Gain/loss on undesignated foreign currency derivative instruments
•Gain/loss on undesignated interest rate swap contracts

3 - The pension mark to market loss (gain) is measured and recognized in its entirety within the statement of operations annually on December 31. The adjustment primarily includes the difference between the expected return on plan assets and the actual return on plan assets as well as differences resulting from assumption changes and changes in plan experience between the prior pension measurement date and the current pension measurement date. For details of pension expense both included in and excluded from Adjusted EBITDA, see table below.

(in millions)	Year Ended December 31, 2015
Service cost	$5.5
Interest cost	51.1
Expected return on plan assets	(66.0)
Amortization of unrecognized prior service credit	(11.7)
Net pension benefit included in Adjusted EBITDA	(21.1)

Mark to market loss due to difference in asset returns	67.3
Mark to market gain due to assumption changes	(39.3)
Mark to market gain due to plan experience	(6.9)
Mark to market loss	21.1

Settlement	(1.4)
Curtailment	(2.6)
Pension curtailment and settlement gains	(4.0)

Pension expense excluded from Adjusted EBITDA	17.1

Total pension expense (income)	$(4.0)